Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-190795, 333-168273, 333-135773, 333-107470, 333-14533, 333-57503 and 333-49865 on Form S-8 and in Registration Statement No. 333-205175 on Form S-3 of our reports dated May 18, 2017, with respect to the consolidated financial statements of Cherokee Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Cherokee Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended January 28, 2017.

/s/ ERNST & YOUNG LLP

Los Angeles, California

May 18, 2017